SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                              _________________________

                                       FORM 8-A


                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


                             FIRST NATIONAL BANCORP, INC.
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                (Exact name of registrant as specified in its charter)

                   Illinois                                 31-1182986
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          (State of incorporation                       (I.R.S. Employer
             or organization)                          Identification No.)

          78 North Chicago Street, Joliet, Illinois             60432
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          (Address of principal executive offices)          (Zip Code)

               If this form relates to       If this form relates to
               the registration of a         the registration of a
               class of securities           class of securities
               pursuant to Section 12(b)     pursuant to Section 12(g)
               of the Exchange Act and       of the Exchange Act and
               is effective pursuant to      is effective pursuant to
               General Instruction A.(c),    General Instruction A.(d),
               please check the follow-      please check the follow-
               ing box. [ ]                  ing box. [X]

          Securities Act registration statement file number to which this
          form relates:       N/A
                         ---------------
                         (If applicable)

          Securities to be registered pursuant to Section 12(b) of the Act:

               Title of Each Class           Name of Each Exchange on Which
               to be so Registered           Each Class is to be Registered
               -------------------           ------------------------------

                    None                                  N/A
          ---------------------------        ------------------------------

          Securities to be registered pursuant to Section 12(g) of the Act:

                      Common Stock, $10.00 par value per share,
                 including associated Preferred Share Purchase Rights
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                                   (Title of class)





          ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

               On March 1, 2001, First National Bancorp, Inc. (the "Company") entered into Amendment No. 1 (the "Amendment"), dated as of March 1, 2001, to the Rights Agreement, dated as of November 14, 1996 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as rights agent. The Amendment made the provisions of the Rights Agreement inapplicable to the transactions contemplated by (1) the Agreement and Plan of Merger, dated as of March 1, 2001 (the "Merger Agreement"), among the Company, Bank of Montreal, a chartered bank of Canada ("BMO"), and Bankmont Financial Corp. ("BFC"), a wholly-owned subsidiary of BMO, providing for the merger of the Company with and into BFC (the "Merger"), (2) the Share Option Agreement between the Company and BMO, dated as of March 1, 2001, entered into in connection with the Merger Agreement, pursuant to which the Company granted an option to BMO to purchase, upon the terms and subject to the conditions set forth in the Share Option Agreement, up to 604,553 shares (or approximately 19.9%) of the Company's common stock, and (3) the Voting Agreement between BMO and certain of the Company's stockholders, dated as of March 1, 2001, pursuant to which such stockholders agreed to vote their shares of Company common stock ("Company Shares") in favor of the approval of the Merger and the Merger Agreement.

               The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as an exhibit hereto and incorporated herein by reference.

          ITEM 2.   EXHIBITS

               The following exhibit is filed as a part of this Registration Statement:

          Exhibit No.    Description
          ----------     -----------

             4.1 Amendment No. 1, dated as of March 1, 2001, to the Rights Agreement, dated as of November 14, 1996, between First National Bancorp, Inc. and Harris Trust and Savings Bank.










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                                      SIGNATURE
                                      ---------

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

          Dated:    March 1, 2001
                                        FIRST NATIONAL BANCORP, INC.



                                        By:  /s/ Albert G. D'Ottavio
                                             ----------------------------
                                        Name:   Albert G. D'Ottavio
                                        Title:  President and Chief
                                                  Operating Officer



































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                                    EXHIBIT INDEX
                                    -------------

          Exhibit No.    Description
          ----------     -----------

             4.1 Amendment No. 1, dated as of March 1, 2001, to the Rights Agreement, dated as of November 14, 1996, between First National Bancorp, Inc. and Harris Trust and Savings Bank.